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EXHIBIT 23.3

STATEMENT PURSUANT TO RULE 437a OF THE SECURITIES ACT OF 1933 REGARDING
ABSENCE OF THE CONSENT OF ARTHUR ANDERSON LLP

        The consolidated financial statements of Equifax Inc. ("Equifax") as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, included in our annual report on Form 10-K for the year ended December 31, 2002 and incorporated by reference in this registration statement were audited by Arthur Andersen LLP, independent certified public accountants ("Andersen"). As recommended by Equifax's Audit Committee, Equifax's Board of Directors on March 28, 2002 decided to dismiss Andersen as Equifax's independent accountants. See Equifax's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on April 3, 2002, and the information reported in our Current Report on Form 8-K/A filed with the SEC on April 9, 2002 for more information.

        Andersen was convicted on federal obstruction of justice charges on June 15, 2002, ceased practicing before the SEC on August 31, 2002, and was sentenced to five years probation on October 16, 2002. After reasonable efforts, Equifax has been unable to obtain Andersen's written consent to the incorporation by reference into this registration statement of its audit reports with respect to Equifax's financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the "Securities Act") permits Equifax to omit the consent from this filing, and permits Equifax to incorporate by reference Andersen's reports into present and future registration statements.

        Section 11(a) of the Securities Act provides that if any part of a registration statement, at the time such part becomes effective, contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

        Because Andersen has not consented to the inclusion of their report in this registration statement, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, investors will not be unable to assert a claim against Andersen under Section 11(a) of the Securities Act for any purchases of securities under this registration statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, including Equifax's officers and directors, may still rely on Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act. In addition, the ability of Andersen to satisfy any claims (including claims arising out of Andersen's provision of auditing and other services to Equifax) may be limited given Andersen's conviction on June 15, 2002 on federal obstruction of justice charges and Andersen's subsequent cessation of practice before the SEC on August 31, 2002.

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STATEMENT PURSUANT TO RULE 437a OF THE SECURITIES ACT OF 1933 REGARDING ABSENCE OF THE CONSENT OF ARTHUR ANDERSON LLP